ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made as of September 30, 2004, by and among RADHA KRSNA HEARTLY BLESSINGS, INC., a California corporation ("Buyer"), VITAL LIVING, INC., a Nevada corporation ("Parent"), and MAF BIONUTRITIONALS, LLC, a New Jersey limited liability company wholly owned by Parent ("Seller").

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, all of the properties, rights and assets used or useful in connection with the Boulder Bars ("Original Boulder Bars") and Boulder Bar Organic Boulder Bars, including recipes ("Organic Boulder Bars"), currently made in peanut butter chocolate chip and chocolate coconut flavors, of Seller (the "Business").

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF ASSETS.

1.1 Sale of Assets. Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title and interest in and to all of the properties, assets and business of the Business, of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, but excluding the Excluded Assets, including, without limitation, the following:

(a) Inventory. Buyer acknowledges there is no existing inventory;

(b) Manufacturing Contacts. All contacts possessed by Seller and Vital Living related to the manufacturing of the Organic Boulder Bars, all as set forth on Schedule 1.1(b) attached hereto;

(c) Distribution Contracts and Customers' list. All contracts and customers' list possessed by Seller and Vital Living related to the distribution of the Original Boulder Bars and the Organic Boulder Bars, all as set forth on Schedule 1.1(c) attached hereto;

(d) Intellectual Property. All intellectual property related to the redesign of the Original Boulder Bars to be produced with low carbohydrate options, including all recipes, drawings, marketing plans, potential business concepts or similar documents related thereto, and all intellectual property related to the "Boulder Bar" and "Boulder Bar Organic" brand names, including but not limited to all drawings, artwork, trademarks, service marks, logos, trade names, brand names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, all as set forth on Schedule 1.1(d) attached hereto.

The assets, properties and business of Seller being sold to and purchased by Buyer under this Section 1.1 are referred to herein collectively as the "Assets."

1.2 Excluded Assets. There shall be excluded from the Assets and retained by Seller, the following assets (the "Excluded Assets"): All accounts receivable generated by the Business prior to the date of this Agreement, all assets identified on Schedule 1.2 attached hereto, and all other assets of Seller which are not used or held for use in connection with the Business or otherwise necessary to the operation of the Business.

1.3 Assumed Liabilities; Excluded Liabilities.

(a) Assumed Liabilities. Buyer shall accept and assume, and shall become and be fully liable and responsible for, and other than as expressly set forth herein Seller shall have no further liability or responsibility for or with respect to the SBA Debt (as hereafter defined) (the "Assumed Liabilities"). The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller or any of their respective affiliates or subsidiaries.

(b) Excluded Liabilities. It is expressly understood that, except for the Assumed Liabilities, Buyer shall not assume, pay or be liable for any liability or obligation of Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, not specifically assumed herein by Buyer, including, without limitation, any liability or obligation relating to, resulting from or arising out of (i) the Excluded Assets, or (ii) any fact existing or event occurring prior to, or relating to the operation of the Business prior to, the date hereof.

1.4 Purchase Price; Payment. In consideration of the sale by Seller to Buyer of the Assets, and subject to the assumption by Buyer of the Assumed Liabilities and satisfaction of the conditions contained herein, Buyer and Seller agree as follows:

(a) Cash. On October 1, 2004, Buyer shall pay to Seller Fifty Thousand Dollars ($50,000) in cash ("Cash Consideration");

(b) Promissory Note. On the date hereof, Buyer shall issue to Seller a promissory note in the principal amount of Fifty Thousand Dollars ($50,000) in the form attached hereto as Exhibit 1.4, with such promissory note bearing interest at the rate of 6% per annum and payable in 18 equal monthly installments commencing on the date hereof ("Promissory Note") (together, the Cash Consideration and the Promissory Note are referred to as the "Purchase Price").

(c) Dividend of Purchase Price. Immediately following the closing of the transactions contemplated herein, Seller shall declare and issue a dividend of the Purchase Price to Parent.

(d) SBA Loan. Concurrently herewith and as a condition to closing, Seller agrees to either: (i) execute all necessary documentation to become a primary obligor to that certain Small Business Loan Agreement, Note, Security Agreement and such other documents as requested by Seller with respect to the remaining balance of approximately $435,179.00 (the "SBA Debt") on the original Small Business Association loan, dated December 14, 2001, between Commerce Bank, N.A. and Seller; or (ii) if agreeable to Commerce Bank, N.A., execute new agreements with Commerce

Bank, N.A. so that Buyer becomes the sole obligor with respect to the SBA Debt. Buyer hereby acknowledges and agrees that the payment of the SBA Debt by Buyer to Commerce Bank, N.A. is and will continue to be secured by the Assets.

1.5 Further Assurances and Actions. Seller shall, from time to time after the consummation of the transactions contemplated herein, at the request of Buyer and without further consideration, execute and deliver further instruments of transfer and assignment, including assignment of the trademarks for Boulder Bars, and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Assets free and clear of all Liens.

Seller shall use its best efforts upon closing to assist Buyer to develop two (2) lines of low carbohydrate organic Boulder Bars from its existing ingredients. Seller will allow Buyer to work with its Research & Development Units and take any actions necessary to help Buyer in the development or improvement on the Organic Boulder Bars.

1.6 Sales and Transfer Taxes. All sales, transfer, use, recordation, documentary, stamp, excise taxes, personal property taxes, fees and duties (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated hereby will be borne and paid by Buyer.

1.7 Transfer of Subject Assets. Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all of the Assets, together with all required consents. Such instruments of transfer (a) shall contain appropriate warranties and covenants which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Buyer and its counsel, (c) shall effectively vest in Buyer good and marketable title to all of the Assets free and clear of all Liens, and (d) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Assets. Buyer agrees and acknowledges that the form of instrument of transfer attached hereto as Exhibit 1.9 is acceptable.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER. In order to induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer as follows:

2.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. Seller is not in violation of any term of its Articles of Organization or Operating Agreement. Seller is duly qualified to do business in New Jersey and Utah, and is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction.

2.2 Required Action. All actions and proceedings necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed

and delivered by or on behalf of Seller pursuant to, or as contemplated by, this Agreement (collectively, the "Seller Documents") has been duly and validly authorized, executed and delivered by Seller and no other action on the part of Seller is required in connection therewith. Seller has full right, authority, power and capacity to execute and deliver this Agreement and each other Seller Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its respective terms.

2.3 <u>No Conflicts</u>. The execution, delivery and performance by Seller of this Agreement and each other Seller Document does not and will not (i) violate any provision of the Articles of Organization or Operating Agreement of Seller, in each case as amended to date, (ii) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Seller is a party or by which Seller or the Assets is bound, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller or the Assets, or (iv) require Seller to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.

2.4 <u>Title</u>. Except as described under Section 1.4(d) herein, Seller has good and marketable title to all of the Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, "Liens") whatsoever. Except as described under Section 1.4(d) herein, upon the sale, assignment, transfer and delivery of the Assets to Buyer hereunder and under the Seller Documents, there will be vested in Buyer good, marketable and indefeasible title to the Assets, free and clear of all Liens. The Assets include all of the assets and properties (i) held for use by Seller to conduct the Business as presently conducted and (ii) necessary for Buyer to operate the Business in the same manner as such business is currently operated by Seller. All of the tangible Assets are in good repair, have been well maintained and are in good operating condition, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations, ordinary wear and tear excepted.

2.5 <u>No Litigation</u>. Other than trade debt which is not being assumed by Buyer, Seller has not in the past nor is Seller now involved in nor, to the knowledge of Seller, is Seller threatened to be involved in any litigation or legal or other proceedings related to or affecting the Original or Oganic Boulder Bars or any Assets which would prevent or hinder the consummation of the transactions contemplated by this Agreement. Seller has not been operating the Business under, and the Business is not subject to, any order, injunction or decree of any court of federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

2.6 <u>Brokers</u>. Seller has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

2.7 <u>Intellectual Property</u>

(a) All of the Intellectual Property of Seller related to the Business or Assets is identified on Schedule 1.1(d) attached hereto. For purposes hereof, the term "Intellectual Property" includes: (i) all drawings, marketing plans, potential business concepts or similar documents for redesigning the Original Boulder Bars to be produced with low carbohydrate options; (ii) all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures related to the Business (whether or not patented); (iii) Seller's rights to the names "Boulder Bar" and "Boulder Bar Organic" and all trade names, trade dress, logos, packaging design, slogans, any and all Internet domain names used or useful in the Business, registered and unregistered trademarks and service marks and applications related to the Business; (iv) all copyrights in both published and unpublished works related to the Business, including, without limitation, all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (v) all know-how, trade secrets, confidential or proprietary information, customer lists, IP addresses, research in progress, algorithms, data, designs, processes, formulas, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results related to the Business; and (vi) all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, ASN numbers, and claims of infringement against third parties related to the Business.

(b) Except as described under Section 1.4(d) herein, Seller has exclusive ownership of, and has good, valid and marketable title to, all of the Intellectual Property, free and clear of any Liens, and has the right to use all of the Intellectual Property without payment to any third party.

2.8 Disclosure. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to Seller which presently or may in the future have a material adverse affect on Seller's business, properties, assets, prospects, operations or (financial or other) condition related to the Business of Seller which has not been specifically disclosed herein or in a schedule furnished herewith, other than general economic conditions affecting the nutraceuticals industry generally.

2.9 Financial Information. The sales volume, dates and amount for the year 2003 attached herein as Exhibit 2.0 and made a part hereof is the true and accurate financial information in relation to the sales of the Business and Assets. Seller has made minimal sales in the year 2004 and is not currently selling Original or Organic Boulder Bars. To the best of seller's knowledge, there has been no material change in the information provided that would affect the implementation or sales of the Organic Boulder Bars. To the best knowledge of Seller, Seller is not aware of any conditions, policies or changes that will affect the sales volume of the Assets or Business in relation to Organic Boulder Bars.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to Seller entering into this Agreement, Buyer hereby represents and warrants to Seller as follows:

3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has all requisite power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

3.2 Required Action. All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to, or as contemplated by, this Agreement (collectively, the "Buyer Documents") has been duly and validly authorized, executed and delivered by Buyer. Buyer has full right, authority, power and capacity to execute and deliver this Agreement and each other Buyer Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Buyer Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with its respective terms.

3.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and each other Buyer Document does not and will not (a) violate any provision of the Articles of Incorporation or Bylaws of Buyer, as amended to date, (b) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party or by which it is bound, (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer, or (d) require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made. The officers who execute this Agreement and the other Buyer Documents contemplated hereby on behalf of Buyer have and shall have all requisite power to do so in the name of and on behalf of Buyer.

3.4 Brokers. Buyer has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

3.5 Disclosure. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Buyer to Seller pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

SECTION 4. POST-CLOSING COVENANTS; SURVIVAL.

4.1 Survival. All representations, warranties, covenants, agreements and indemnities contained in this Agreement, or in any schedule, exhibit, certificate, agreement, document or

statement delivered pursuant hereto, are material, shall be deemed to have been relied upon by the parties and, shall survive the consummation of the transactions contemplated herein for a period of two (2) years regardless of any investigation conducted by or knowledge of any party hereto.

4.2 Collection of Accounts Receivable; Mail. In the event that Buyer on the one hand, or Seller on the other, shall collect any of the accounts receivable belonging to, or receive any mail which was intended for, the other party, the party collecting such accounts receivable, or receiving such mail, shall hold the same in trust and shall promptly pay the same over to the party entitled thereto in the case of accounts receivable and, in the case of mail, deliver such mail to the party for which it is intended, and shall not be entitled to apply any of such funds against any amounts due from the party entitled to such accounts receivable.

4.3 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

4.4 Covenant Not To Compete. Seller agrees that for three (3) years from the date of this Agreement, Seller, its affiliated companies or entities, attorneys, successors or assigns shall not either directly or indirectly, whether as a principal owner, partner, joint venturer, employee, corporate officer, agent, consultant, compete with the Buyer or become associated with a business enterprise which competes with the Buyer in connection with or in relation to Original Boulder Bars or Organic Boulder Bars or any sports/nutrition bars that is USDA certified. Seller agrees that: (i) this covenant not to compete shall be construed as a series of separate covenants, one for each state or geographical area and each product line, for which purpose this covenant shall be deemed severable to the extent permissible under the applicable laws of the state or geographical area; (ii) if any portion of the restrictions set forth in this Section 4.4 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected and shall survive the decision of invalidity or unenforceability to the greatest possible extent; (iii) Seller acknowledges, declares and confirms that the territorial and time limitations set forth in this Section 4.4 are reasonable and properly required for the adequate protection of the Business and the Buyer; in the event any such territorial or time limitation is deemed to be unreasonable or otherwise circumscribed by a court of competent jurisdiction, Seller agrees to the reduction of the territorial or time limitation to the area or period which such court shall have deemed reasonable; and (iv) the existence of any claim or cause of action by Buyer against the Seller shall not constitute a defense to the enforcement by the Buyer of such restrictions, but such claim or cause of action shall be litigated separately.

SECTION 5. INDEMNIFICATION. Seller and Buyer (respectively an "Indemnifying Party") each hereby agrees to indemnify and hold harmless the other party, its affiliates and the other party's and its affiliates' respective directors, officers, partners, members, managers, employees, and agents (each an "Indemnified Party", as applicable), against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, but net of the proceeds from any insurance policies or

other third party reimbursement for such loss, to the extent sustained, suffered or incurred by or made against any Indemnified Party, to the extent based upon, arising out of or in connection with: (a) any breach of any representation or warranty made by the Indemnifying Party in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (b) any breach of any covenant or agreement made by the Indemnifying Party in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (c) in the case where Seller is the Indemnifying Party, any claim made by any person or entity which relates to the operation of the Assets or the Business which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing before the date hereof; (d) in the case where Buyer is the Indemnifying Party, any claim made by any person or entity which relates to the operation of the Assets or the Business which arises solely in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing after the date hereof; and (e) any claim which arises in connection with any liability or obligation of Seller other than the Assumed Liabilities; provided, however, that Buyer shall have no obligation to indemnify any Indemnified Party for any claim based in any part on alleged obligations of Seller committed to prior to the date hereof which were not communicated in writing to Buyer as of the date hereof.

SECTION 6. NOTICES. All notices and other communications required to be given hereunder, or which may be given pursuant to or relative to the provisions hereof, shall be in writing and shall be deemed to have been given when delivered in hand or mailed, postage prepaid, by first class United States mail, certified return receipt requested as follows:

<u>If to Buyer:</u> RADHA KRSNA HEARTLY BLESSINGS, INC.
2649 ~~2651~~ Ariane Drive,
San Diego, CA 92117.
Attention: Larry F. Gatpandan
Chief Executive Officer

<u>If to Seller:</u> MAF BIONUTRITIONALS, LLC
C/O VITAL LIVING, INC.
5080 North 40th Street, Suite 105
Phoenix, Arizona 85018
Attention: Stuart A. Benson,
Chief Executive Officer

If to Parent: VITAL LIVING, INC.
5080 North 40th Street, Suite 105
Phoenix, Arizona 85018
Attention: Stuart A. Benson,
Chief Executive Officer

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

SECTION 7. MISCELLANEOUS.

7.1 Assignability; Binding Effect. This Agreement shall not be assignable by Seller except with the written consent of Buyer. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

7.2 Headings. The subject headings used in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

7.3 Amendments; Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and Seller or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

7.4 Bulk Sales Law. Buyer hereby waives compliance by Seller of any applicable bulk sales law and Seller agrees to make full and timely payment when due of all amounts owed by such Seller to its creditors. Seller agrees to indemnify and hold Buyer harmless from, and reimburse Buyer for any loss, cost, expense, liability or damage (including reasonable counsel fees and disbursements and expenses) which Buyer may suffer or incur by virtue of the non-compliance by Seller with such laws and Buyer's waiver with respect thereto.

7.5 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof.

7.6 Severability. In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

7.7 Governing Law. This Agreement and the transactions contemplated hereby shall be governed and construed by and enforced in accordance with the laws of the State of Arizona, without regard to conflict of laws principles.

7.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

7.9 Expenses. Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

7.10 Remedies. It is specifically understood and agreed that certain breaches of this Agreement will result in irreparable injury to the parties hereto, that the remedies available to the parties at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which the parties may have, a party may enforce its rights by an action for specific performance and the parties expressly waive the defense that a remedy in damages will be adequate.

7.11 Attorney's Fees and Costs. In the event of any litigation, claim, action or proceeding in relation this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs.

7.12 Third Party Rights. Except as regards the indemnification rights and obligations herein, this Agreement is for the benefit of the parties hereto and is not entered into for the benefit of, and shall not be construed to confer any benefit upon, any other party or entity.

IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be executed as of the date first above written.

SELLER:

MAF BIONUTRITIONALS LLC

By: ______________________
Name:
Title:

PARENT:

VITAL LIVING, INC.

By: ____________________
Name:
Title:

BUYER:

RADHA KRSNA HEARTLY BLESSINGS, INC.

By: ____________________
Name: LARRY GATPANDAN
Title: CHAIRMAN & CEO